Exhibit 5(a)

Ryan F. Aguiar
Senior Counsel

American Electric Power
1 Riverside Plaza
Columbus, Ohio 43215

614-716-2931
raguiar@aep.com

The Bank of New York Mellon Trust Company, N.A., as Trustee
311 South Wacker Drive
Suite 6200B, Floor 62
Chicago, Illinois 60606

February 20, 2026

Ladies and Gentlemen:

The undersigned, Ryan F. Aguiar, an employee of American Electric Power Service Corporation (“AEP Service Corp.”), an affiliate of Indiana Michigan Power Company (the “Company”) and counsel to the Company, delivers this opinion in accordance with Section 2.04 of the Indenture, dated as of October 1, 1998, as supplemented and as to be further supplemented (the “Indenture”), from the Company to The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee (the “Trustee”), and in connection with the issuance and sale by the Company of $650,000,000 aggregate principal amount of its 5.60% Senior Notes, Series Q, due 2056 (the “Notes”) under the Indenture and pursuant to the Company Order and Officers’ Certificate, of even date herewith (the “Company Order”) pursuant to Sections 2.01 and 2.04 of the Indenture and the Board Resolutions referred to in such Company Order. Capitalized terms not otherwise defined herein shall have the meanings specified in the Indenture.

I hereby advise you that in my opinion:

    (a)    the form of the Notes has been duly authorized by the Company and has been established in conformity with the provisions of the Indenture;

    (b)    the terms of the Notes have been duly authorized by the Company and have been established in conformity with the provisions of the Indenture; and

    (c)    the Notes, when authenticated and delivered by the Trustee in accordance with the Indenture and the aforesaid Company Order and the Board Resolutions referred to therein, and executed and delivered by the Company as contemplated by and in accordance with such Company Order and duly paid for by the purchasers, will have been duly issued under the Indenture and will constitute valid and legally binding obligations of the Company, entitled to the benefits provided by the Indenture and enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

The Bank of New York Mellon Trust Company N.A.
February 20, 2026

In rendering the opinions set forth in paragraphs (a), (b) and (c) above, (A) I have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing and upon originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents or oral statements of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for such opinions, and (B) in such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

I am a member of the Bar of the State of New York and other members of the Legal Department of AEP Service Corp. are members of the bar of the State of Indiana.

In accordance with Section 13.06 of the Indenture and in connection with the Company Order of even date herewith, for the authentication and delivery, pursuant to Sections 2.01 and 2.04 of the Indenture, of $650,000,000 aggregate principal amount of 5.60% Senior Notes, Series Q, due 2056, I advise you as follows:

        (1)    I have read the covenants and conditions contained in the Indenture with respect to compliance with which this opinion is given, including without limitation the conditions precedent provided for therein relating to the action proposed to be taken by the Trustee as requested in the Company Order, and the definitions in the Indenture relating thereto;

        (2)    I have read (i) the Company Order and (ii) the Board Resolutions referred to therein;

        (3)    I have conferred with officers of the Company, have examined such records of the Company and have made such other investigation as I deemed relevant for purposes of this opinion; and

        (4)    In my opinion, I have made such examination or investigation as is necessary to enable me to express an informed opinion as to whether or not such covenants and conditions have been complied with.

I am of the opinion that such conditions and covenants and all conditions precedent provided for in the Indenture (including any covenants compliance with which constitutes a condition precedent) relating to the action proposed to be taken by the Trustee as requested in the Company Order have been complied with.

[Signature Page Follows]

The Bank of New York Mellon Trust Company N.A.
February 20, 2026

WITNESS my hand as of this 20th day of February, 2026.

         /s/ Ryan F. Aguiar
         Ryan F. Aguiar
         Counsel